Exhibit 99.2

CERTAIN INFORMATION EXCERPTED FROM SANDISK CORPORATION’S
PRELIMINARY OFFERING CIRCULAR DATED OCTOBER 23, 2013

Historical Twelve Months Ended September 29, 2013
(unaudited, in thousands)
Credit Statistics:
Revenue	$5,983,648
Adjusted EBITDA(1)	1,858,436
Free cash flow(1)	1,513,228
Cash and cash equivalents and marketable securities(2)	4,289,081
Face value of debt(3)	1,000,000
Net cash(4)	3,289,081
Face value of debt/Adjusted EBITDA(1)(3)	0.5x

(1)                                 We present adjusted EBITDA (which we define as earnings before interest, taxes, depreciation, amortization, share-based compensation and impairment of acquisition-related intangibles) and free cash flow because we believe these non-GAAP measures provide investors the ability to better assess and understand our operating performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, we believe that investors, analysts and rating agencies will consider these measures useful in measuring our ability to meet our debt service obligations. In addition, we use free cash flow to establish operational goals and for measuring performance for compensation purposes. However, these measures are not recognized measures under GAAP, and when analyzing our financial results, investors should use these measures in addition, and not as an alternative, to net income or cash provided by operating activities, each as defined under GAAP. Since other companies may calculate these measures differently, these measures may not be comparable to similarly titled measures reported by other companies.

The following table reconciles net income to adjusted EBITDA for the twelve months ended September 29, 2013:

Historical Twelve Months Ended September 29, 2013
(unaudited, in thousands)
Net income	$918,420
Interest	(29,717)
Taxes	425,491
Depreciation	215,340
Amortization	154,189
Share-based compensation	91,485
Impairment of acquisition-related intangibles	83,228
Adjusted EBITDA	$1,858,436

The following table reconciles free cash flow to cash provided by operating activities for the twelve months ended September 29, 2013:

Historical Twelve Months Ended September 29, 2013
(unaudited, in thousands)
Cash provided by operating activities	$1,562,483
Property and equipment	(276,056)
Investment in Flash Ventures, net	226,801
Free cash flow	$1,513,228

(2)                                 Marketable securities includes both short-term and long-term marketable securities.

(3)                                 Face value of debt excludes any unamortized discounts or premiums related to the outstanding debt.

(4)                                 Net cash is defined as cash and cash equivalents and marketable securities less face value of debt.